Exhibit 10.2

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND THUS MAY NOT BE TRANSFERRED UNLESS SO REGISTERED OR UNLESS AN EXEMPTION FROM REGISTRATION IS AVAILABLE.

SELLER MERGER CONSIDERATION NOTE

Principal Amount	Las Vegas, Nevada
November 20, 2012

FOR VALUE RECEIVED, the undersigned, Boyd Acquisition II, LLC, a Delaware limited liability company (the “Company”), promises to pay to the order of Peninsula Gaming Partners, LLC, a Delaware limited liability company (the “Holder”), at its office at 10250 Constellation Boulevard, Suite 2230, Los Angeles, California 90067, or at such other place as the Holder may designate, in lawful money of the United States of America and in immediately available funds, the “Principal Amount” (as such term is defined in the Merger Agreement (defined below)) (the “Loan”), together with any interest on the outstanding principal amount as provided for herein.

This Seller Merger Consideration Note (this “Note”) is being executed and delivered by the Company to the Holder pursuant to that certain Agreement and Plan of Merger, dated as of May 16, 2012 (as amended, restated, supplemented or otherwise modified from time to time, the “Merger Agreement”), by and among Boyd Gaming Corporation (“Parent”), the Company, Boyd Acquisition Sub, LLC (“Merger Sub”), the Holder, and Peninsula Gaming, LLC (“PGL”).

ARTICLE I

DEFINITIONS

1.01 Defined Terms. In addition to the terms defined elsewhere in this Note, the following terms have the following meanings:

“Affiliate” means, with respect to any Person, another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person.

“Affiliate Transaction” has the meaning specified in Section 5.07(a).

“Asset Sale” means:

(a) any direct or indirect sale, assignment, transfer, lease, conveyance, or other disposition (including, without limitation, by way of merger or consolidation) (collectively, a “transfer”), other than in the ordinary course of business, of any assets of PGL or any Restricted Subsidiary; or

(b) direct or indirect issuance or sale of any Equity Interests of any Restricted Subsidiary (other than directors’ qualifying shares), in each case, to any Person (other than PGL or a Restricted Subsidiary).

For purposes of this definition, (i) any series of transactions that are part of a common plan shall be deemed a single Asset Sale and (ii) the term “Asset Sale” shall not include:

(1) any exchange of Gaming Equipment or furniture, fixtures or other equipment for replacement items in the ordinary course of business;

(2) any transaction or series of related transactions that have a fair market value (or result in gross proceeds) of $25 million or less;

(3) a Restricted Payment that is not prohibited by Section 5.05;

(4) any exchange of like property pursuant to Section 1031 of the Code;

(5) the disposition of all or substantially all of the assets of PGL and/or a Restricted Subsidiary in a manner permitted pursuant to the provisions described under Section 5.04;

(6) any grant of a non-exclusive license of trademarks, know-how, patents and any other intellectual property or intellectual property rights;

(7) (A) any transfer of inventory, equipment, receivables or other assets acquired and held for resale in the ordinary course of business or (B) any transfer or liquidation of Cash Equivalents;

(8) any transfer of damaged, worn out or other obsolete personal property so long as such property is no longer necessary for the proper conduct of the business of PGL or a Restricted Subsidiary, as applicable;

(9) any grant of a lien; or

(10) any transfer of properties or assets by PGL or any Restricted Subsidiary to PGL or another Restricted Subsidiary.

“Bankruptcy Law” means Title 11 of the U.S. Code, or any similar Federal, state or foreign law for the relief of debtors.

“Business Day” means any day of the year on which national banking institutions in the State of New York are open to the public for conducting business and are not required to close.

“Capital Lease” means any leasing or similar arrangement which, in accordance with GAAP, is classified as a capital lease.

“Capital Lease Obligations” means all monetary obligations under a Capital Lease.

“Cash Equivalents” means (a) securities issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof (provided, that the full faith and credit of the United States of America is pledged in support thereof); (b) time deposits and certificates of deposit and commercial paper issued by the parent corporation of any domestic commercial bank of recognized standing having capital and surplus in excess of $250.0 million and commercial paper issued by others rated at least A-2 or the equivalent thereof by S&P or at least P-2 or the equivalent thereof by Moody’s and in each case maturing within one year after the date of acquisition; (c) investments in money market funds substantially all of whose assets comprise securities of the type described in clauses (a) and (b) above; and (d) repurchase obligations for underlying securities of the types and with the maturities described above.

“Change of Control” means the occurrence of any of the following events:

(a) any merger or consolidation of the Company or PGL with or into any Person or any sale, transfer or other conveyance, whether direct or indirect, of all or substantially all of the assets of the Company or PGL, on a consolidated basis, in one transaction or a series of related transactions, if, immediately after giving effect to such transaction(s), any “person” or “group” (as such terms are used for purposes of Sections 13(d) and 14(d) of the Exchange Act, whether or not applicable) other than the Parent and its Subsidiaries is or becomes the “beneficial owner,” directly or indirectly, of more than 50% of the total voting power in the aggregate of the voting Equity Interests of the transferee(s) or surviving entity or entities;

(b) any “person” or “group” (as such terms are used for purposes of Sections 13(d) and 14(d) of the Exchange Act, whether or not applicable) other than the Parent and its Subsidiaries is or becomes the “beneficial owner,” directly or indirectly, of more than 50% of the total voting power in the aggregate of the voting Equity Interests of the Company or PGL;

(c) the Company or PGL adopts a plan of liquidation or dissolution; or

(d) the first day on which the Company fails to own, directly or indirectly, 99% of the issued and outstanding Equity Interests of PGL or, subject to Section 5.04 hereof, its successor.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” means the Equity Interests in the Company pledged pursuant to the Pledge Agreement.

“Company” has the meaning specified in the preamble of this Note.

“Consolidated EBITDA” means, for any period, PGL and its Restricted Subsidiaries’ consolidated earnings (including net earnings attributable to noncontrolling interests held by third parties in Restricted Subsidiaries) before interest expense, taxes, depreciation, amortization, non-cash rent expense, preopening expenses, share-based compensation expense, non-cash change in value of derivative instruments, interest costs associated with derivative instruments not otherwise included in interest expense, non-cash litigation accruals, charges for the early retirement of debt, non-recurring non-cash losses (or gains), acquisition and merger related charges, and extraordinary items, all as determined in accordance with GAAP (“EBITDA”), plus, cash dividends and distributions paid to PGL and its Restricted Subsidiaries from any Person that is not a Restricted Subsidiary, provided, that the cumulative amount of such cash dividends and distributions included in Consolidated EBITDA shall not exceed the cumulative amount of PGL’s and its Restricted Subsidiaries’ share of the Consolidated EBITDA of such Person, plus (or minus) without duplication, the EBITDA during such twelve month period for any Restricted Subsidiary acquired (or disposed of) by PGL or any of its Restricted Subsidiaries (including the acquisition or disposition of substantially all of the assets of a Person by PGL or any of its Restricted Subsidiaries) during such period, in either case, plus (or minus) any loss (or gain) arising from a change in GAAP, and plus (after the same shall have been open for at least one full calendar month) the annualized pro forma EBITDA of any new Venture of PGL and its Restricted Subsidiaries. “Consolidated EBITDA” shall exclude the Consolidated EBITDA of each Unrestricted Subsidiary and all Subsidiaries of any Unrestricted Subsidiary. If and to the extent that any non-cash litigation accruals have not been included in the computation of Consolidated EBITDA, the amount of any non-appealable judgment or the cash payment in respect of any settlement or judgment in respect thereof (net of any assets acquired in connection with such settlement or judgment) in any future period shall be subtracted from Consolidated EBITDA.

“Consolidated Funded Indebtedness” means, as of any date of determination, for PGL and its Restricted Subsidiaries on a consolidated basis (exclusive of any Indebtedness of PGL’s Restricted Subsidiaries to PGL or another Restricted Subsidiary or any Indebtedness of PGL to any Restricted Subsidiary), the sum (without duplication) of (a) the outstanding principal amount of all Indebtedness for borrowed money minus the amount of any cash borrowed by PGL and pledged or deposited by PGL as cash collateral for a Debt Facility, (b) the aggregate amount of all Capital Lease Obligations, (c) all guarantees with respect to outstanding Indebtedness of the types specified in clauses (a) and (b) above of Persons other than PGL or any of its Restricted Subsidiaries, and (d) all liabilities under any non-appealable judgment rendered against PGL or any of its Restricted Subsidiaries. The amount of Consolidated Funded Indebtedness shall be deemed to be zero with respect to any letter of credit, unless and until a drawing is made with respect thereto; provided, that such outstanding letter of credit is taken into account with respect to availability under a Debt Facility. “Consolidated Funded Indebtedness” shall exclude the Consolidated Funded Indebtedness of each Unrestricted Subsidiary and all Subsidiaries of any Unrestricted Subsidiary.

“Consolidated Leverage Ratio” means, as at any date of determination, the ratio of Consolidated Funded Indebtedness as at such date to Consolidated EBITDA for the most recently ended four consecutive fiscal quarters for which financial statements of PGL are available immediately prior to such date of determination, in each case, (a) pro forma effect shall be given to the incurrence, repayment or retirement by PGL or any of the Restricted Subsidiaries of any Indebtedness (other than Indebtedness incurred in the ordinary course of business for general corporate purposes pursuant to working capital facilities) subsequent to the commencement of the period for which the Consolidated Leverage Ratio is being calculated, as if the same had occurred at the beginning of the applicable period; (b) acquisitions that have been made by PGL or any of the Restricted Subsidiaries, including all mergers and consolidations, subsequent to the commencement of such period shall be calculated on a pro forma basis, assuming that all such acquisitions, mergers and consolidations had occurred on the first day of such period, including giving effect to reductions in costs for such period that are directly attributable to the elimination of duplicative functions and expenses (regardless of whether such cost savings could then be reflected in pro forma financial statements under GAAP, Regulation S-X promulgated by the SEC or any other regulation or policy of the SEC) as a result of such acquisition, merger or consolidation; provided, that (x) such cost savings were identified and quantified in an officer’s certificate delivered to the Holder at the time of the consummation of such acquisition, merger or consolidation and such officer’s certificate states that such officer believes in good faith that actions shall be commenced or initiated within 90 days of the consummation of such acquisition, merger or consolidation to effect such cost savings and sets forth the specific steps to be taken within the 90 days after such acquisition, merger or consolidation to accomplish such cost savings, and (y) with respect to each acquisition, merger or consolidation completed prior to the 90th day preceding such date of determination, actions were commenced or initiated by PGL or any of its Restricted Subsidiaries within 90 days of such acquisition, merger or consolidation to effect the cost savings identified in such officer’s certificate (regardless, however, of whether the corresponding cost savings have been achieved).

“Contingent Merger Consideration” has the meaning given to such term in the Merger Agreement.

“Contractual Obligations” means, as to any Person, any obligation or requirement under any security issued by such Person or under any agreement, undertaking, contract, indenture, mortgage, deed of trust or other instrument, document or agreement to which such Person is a party or by which it or any of its property is bound.

“Debt Facilities” means (a) that certain Credit Agreement dated as of November     , 2012 by and among Merger Sub, as the initial Borrower, the lenders party thereto, and Bank of America, N.A., as Administrative Agent, Collateral Agent and Swing Line Lender, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case as amended, restated, supplemented, modified, renewed, refunded, replaced or refinanced from time to time, including any agreement extending the maturity thereof, refinancing, replacing, supplementing or otherwise restructuring all or any portion of the Indebtedness thereunder or increasing or supplementing the amount loaned or issued thereunder or altering the maturity thereof, whether pursuant to a credit agreement, indenture or other debt facility (any of the foregoing, an “Amendment”), (b) that certain Indenture dated as of August 16, 2012 by and among Merger Sub, Boyd Acquisition Finance Corp. and U.S. Bank National Association, as Trustee, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith and any Amendments thereto, and (c) whether or not the Credit Agreement referred to in clause (a) remains outstanding and/or the Indenture referred to in clause (b) remains outstanding, if designated by PGL to be included in the definition of “Debt Facilities,” one or more (i) debt facilities or commercial paper facilities, providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to lenders or to special purpose entities formed to borrow from lenders against such receivables) or letters of credit, (ii) debt securities, indentures or other forms of debt financing (including convertible or exchangeable debt instruments or bank guarantees or bankers’ acceptances), or (iii) instruments or agreements evidencing any other Indebtedness, in each case, with the same or different borrowers or issuers and, in each case, as amended, supplemented, modified, extended, restructured, renewed, refinanced, restated, replaced or refunded in whole or in part from time to time; provided, PGL and the Restricted Subsidiaries, taken as a whole, do not incur Indebtedness pursuant to any Amendment defined in clause (a) or clause (b) or any Indebtedness incurred under clause (c) in an aggregate principal amount outstanding at any time after the consummation of the Transactions in excess of the Indebtedness under the Credit Agreement described in clause (a) and the Indenture described in clause (b) outstanding on the Issue Date (assuming that any revolving credit commitment is fully funded) minus any permanent commitment reduction thereof, minus, without duplication, an amount equal to the aggregate amount of Net Proceeds from Asset Sales that are applied (excluding temporary applications pursuant to Section 5.06(c)) to repay Indebtedness pursuant to Section 5.06(a)(iii)(C).

“Default” means any event or circumstance which, with the giving of notice, the lapse of time, or both, would (if not cured or otherwise remedied) constitute an Event of Default.

“Dollars” and “$” each mean lawful money of the United States of America.

“Equity Interests” means the capital stock of a corporation, the membership interests of a limited liability company, the partnership interests in a partnership and the joint venture interests in a joint venture and all other evidence or instruments of ownership in any legal entity or trust, together with all securities convertible, exchangeable or otherwise exercisable into or for any of the foregoing interests.

“Event of Default” means any of the events or circumstances specified in Section 6.01.

“Event of Loss” means, with respect to any property or asset, any (a) loss or destruction of, or damage to, such property or asset or (b) any condemnation, seizure or taking, by exercise of the power of eminent domain or otherwise, of such property or asset, or confiscation or requisition of the use of such property or asset, in each case resulting in Net Proceeds of $25 million or more.

“Exchange Act” means the Securities and Exchange Act of 1934, and regulations promulgated thereunder.

“FF&E” means furniture, fixtures and equipment (including Gaming Equipment) acquired by PGL and the Restricted Subsidiaries in the ordinary course of business for use in the construction and business operations of PGL or the Restricted Subsidiaries.

“FF&E Financing” means Indebtedness, the proceeds of which are used solely by PGL and the Restricted Subsidiaries (concurrently with the incurrence of such Indebtedness) to acquire or lease or improve or refinance, respectively, FF&E; provided, that (x) the principal amount of such FF&E Financing does not exceed the cost (including sales and excise taxes, installation and delivery charges, capitalized interest and other direct fees, costs and expenses) of the FF&E purchased or leased with the proceeds thereof or the cost of such improvements, as the case may be, and (y) such FF&E Financing is secured only by the assets so financed and assets which, immediately prior to the incurrence of such FF&E Financing, secured other Indebtedness of PGL and the Restricted Subsidiaries (to the extent such other Indebtedness and the Liens securing such other Indebtedness are permitted under this Note) to the lender of such FF&E Financing.

“GAAP” means generally accepted accounting principles set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the accounting profession), or in such other statements by such other entity as may be in general use by significant segments of the U.S. accounting profession, which are applicable to the circumstances as of the date of determination.

“Gaming Equipment” means slot machines, video poker machines, and all other gaming equipment and related signage, accessories and peripheral equipment.

“Gaming FF&E Financing” means FF&E Financing, the proceeds of which are used solely by PGL and the Restricted Subsidiaries to acquire or lease FF&E that constitutes Gaming Equipment.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.

“Holder” has the meaning specified in the preamble of this Note.

“Holdings” means Boyd Acquisition I, LLC, a Delaware limited liability company.

“Indebtedness” of any Person means without duplication, (a) all indebtedness for borrowed money; (b) all obligations issued, undertaken or assumed as the deferred purchase price of property or services (excluding trade payables incurred in the ordinary course of business); (c) all reimbursement obligations with respect to surety bonds, letters of credit, bankers’ acceptances and similar instruments; (d) all obligations evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced incurred in connection with the acquisition of property, assets or businesses; (e) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to property acquired by the Person (even though the rights and remedies of the seller or bank under such agreement in the event of default are limited to repossession or sale of such property); (f) all Capital Lease Obligations; (g) all indebtedness referred to in clauses (a) through (f) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in property (including accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness; and (h) any guaranty given in respect of indebtedness or obligations of others of the kinds referred to in clauses (a) through (f) above.

“Interest Rate Agreement” means with respect to any Person, any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement or other similar agreement or arrangement.

“Investment” means with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the forms of loans, guarantees, advances or capital contributions (excluding (i), payroll commission, travel and similar advances to officers and employees of such Person made in the ordinary course of business, (ii) bona fide accounts receivable arising from the sale of goods or services in the ordinary course of business consistent with past practice and (iii) deposits and prepaid expenses incurred in the ordinary course of business or in connection with proposed transactions that are not consummated), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, and any other items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP.

“Investment Company Act” means the Investment Company Act of 1940, as amended.

“Issue Date” means the date this Note is executed and delivered.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, assignment, charge or deposit arrangement, encumbrance, lien (statutory or other) or preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever (including those created by, arising under or evidenced by any conditional sale or other title retention agreement), and the interest of a lessor under a Capital Lease.

“Loan” has the meaning specified in the preamble of this Note.

“Loan Documents” means this Note, the Pledge Agreement, and any and all other documents now or hereafter executed by the Company and/or any other Person, by or in favor of the Holder, which wholly or partially evidence, guarantee or secure the Loan, as the same may be amended, supplemented, or substituted from time to time; provided, however, that the Merger Agreement shall not constitute a Loan Document.

“Management Arrangements” means any management services agreement between PGL and the Parent, and any other profits interests grants, employment agreements, consulting agreements, management agreements, operating agreements and other similar arrangements by and among the Company or PGL, any Affiliate thereof or any manager, officer, member, employee or consultant of the Company, PGL or such Affiliate.

“Managers” means, with respect to any Person (a) if such Person is a limited liability company, the board member, board members, manager or managers appointed pursuant to the operating agreement of such Person as then in effect or (b) otherwise, the members of the board of directors or other governing body of such Person.

“Margin Stock” means “margin stock” as such term is defined in Regulation G, T, U or X of the Federal Reserve Board.

“Material Adverse Effect” means a material adverse change in, or a material adverse effect upon, any of (a) the operations, business, assets, properties or condition (financial or otherwise) of the Company; (b) the ability of the Company or Holdings to perform under this Note or any other Loan Documents to which it is a party; and (c) the legality, validity, binding effect or enforceability of any Loan Document.

“Maturity Date” means November 20, 2018.

“Merger Agreement” has the meaning specified in the preamble of this Note.

“Moody’s” means Moody’s Investors Service, Inc. and its successors.

“Net Proceeds” means the aggregate proceeds received in the form of cash or Cash Equivalents in respect of any Asset Sale (including issuance or other payments in an Event of Loss and payments in respect of deferred payment obligations and any cash or Cash Equivalents received upon the sale or disposition of any non-cash consideration received in any Asset Sale, in each case when received), net of:

(i) the reasonable and customary direct out-of-pocket costs relating to such Asset Sale or Event of Loss (including, without limitation, legal, accounting and investment banking fees and sales commissions), other than any such costs payable to an Affiliate of PGL, and

(ii) appropriate amounts provided as a reserve by PGL or any Restricted Subsidiary, in accordance with GAAP, against any liabilities associated with such Asset Sale or Event of Loss and retained by PGL or such Restricted Subsidiary, as the case may be, after such Asset Sale or Event of Loss (including, without limitation, as applicable, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations arising from any Asset Sale).

“Note” has the meaning specified in the preamble of this Note.

“Obligations” means the Loan and other obligations of the Company arising under this Note or any other Loan Document, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter arising.

“Organizational Documents” means (a) for any corporation, the certificate or articles of incorporation, the bylaws, any certificate of determination or instrument relating to the rights of preferred shareholders of such corporation, and all applicable resolutions of the board of directors (or any committee thereof) of such corporation; (b) for any partnership, the partnership agreement, any certificate of formation, and any other instrument or agreement relating to the rights between the partners or pursuant to which such partnership is formed; and (c) for any limited liability company, the operating agreement, any articles of organization or formation, and any other instrument or agreement relating to the rights between the members, pertaining to the manager, or pursuant to which such limited liability company is formed.

“Parent” has the meaning specified in the preamble of this Note.

“Permitted Liens” has the meaning specified in Section 5.03.

“Permitted Investment” means:

(a) Investments by PGL or any Restricted Subsidiary in the Company, PGL or any other Restricted Subsidiary;

(b) Investments in Cash Equivalents;

(c) Investments by PGL or any Restricted Subsidiary in a Person, if, as a result of such Investment, such Person (i) becomes a Restricted Subsidiary of PGL, or (ii) is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, PGL or any Restricted Subsidiary;

(d) Investments by PGL or any Restricted Subsidiary in Interest Rate Agreements;

(e) Investments by PGL or any Restricted Subsidiary as a result of consideration received in connection with an Asset Sale made in compliance with Section 5.06;

(f) Investments by PGL or any Restricted Subsidiary existing on the date hereof;

(g) credit extensions by PGL or any Restricted Subsidiary to gaming customers in the ordinary course of business, consistent with industry practice;

(h) stock, obligations or securities received in settlement of debts created in the ordinary course of business and owing to PGL or any Restricted Subsidiary (i) in satisfaction of judgments or (ii) pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of trade creditors or customers;

(i) loans or other advances by PGL or any Restricted Subsidiary to employees thereof in an aggregate amount not to exceed $2.5 million at any one time outstanding;

(j) intercompany Indebtedness incurred pursuant to clause (v) of Section 5.02(c);

(k) Investments in this Note; and

(l) Investments not otherwise permitted by clauses (a) through (k) above, not to exceed $20.0 million at any one time outstanding.

“Permitted Tax Distributions” means, with respect to a given Related Period, an amount equal to the product of (1)(a) the net taxable income of the Company (or, if the Company is treated as a pass-through entity for U.S. federal, state, or local tax purposes, the net taxable income allocated to the holders of the Company’s equity interests) with respect to such Related Period, as computed after the elimination of intercompany transactions, minus (b) the Tax Loss

Benefit Amount realized at the time such Permitted Tax Distribution is to be made, and (2) the highest effective corporate tax rate (including federal, state and local taxes imposed on income) applicable to the Company (or if the Company is a pass-through entity for purposes of determining such income tax, the direct or indirect holders of its equity interests) for the applicable Related Period. Tax obligations resulting from federal or state income, franchise and excise tax audit adjustments, as well as reconciliations of estimated tax payments to filed returns will be treated as a Permitted Tax Distribution. In addition to the amounts noted above, a Permitted Tax Distribution will include franchise and excise taxes measured on the Company’s or its Subsidiaries’ equity or net worth.

“Person” means an individual, partnership, corporation, business trust, joint stock company, trust, unincorporated association, joint venture or Governmental Authority.

“PGL” has the meaning specified in the preamble of this Note.

“Pledge Agreement” means the pledge agreement dated the date hereof made by Holdings in favor of the Holder, as amended, modified, supplemented, or restated from time to time, which Pledge Agreement will provide that the Holder will not have any recourse to the assets of Holdings other than the Equity Interests of the Company pledged under the Pledge Agreement.

“Pre-Opening Expenses” means, with respect to any fiscal period, the amount of expenses (other than interest expense) incurred with respect to capital projects that are classified as “pre-opening expenses” on the applicable financial statements of PGL and its Restricted Subsidiaries for such period, prepared in accordance with GAAP.

“Principal Amount” has the meaning specified in the preamble of this Note.

“Purchase Money Obligations” means Indebtedness representing, or incurred to finance (or to Refinance Indebtedness incurred to finance), the cost (a) of acquiring any assets (including FF&E) and (b) of construction or build-out of facilities (including Purchase Money Obligations of any other Person at the time such other Person is merged with or into or is otherwise acquired by PGL or any Restricted Subsidiary); provided, that (i) any Lien securing such Indebtedness does not extend to or cover any other asset or property other than the asset or property being so acquired, constructed or built and assets which, immediately prior to the incurrence of such Purchase Money Obligations, secured other Indebtedness of PGL and the Restricted Subsidiaries (to the extent such other Indebtedness and the Liens securing such other Indebtedness are permitted under this Note) to the lender of such Purchase Money Obligations and (ii) such Indebtedness is (or the Indebtedness being Refinanced was) incurred, and any Liens with respect thereto are granted, within 180 days of the acquisition or commencement of construction or build-out of such property or asset.

“Refinance” has the meaning specified in Section 5.02(c)(xi).

“Refinancing Indebtedness” has the meaning specified in Section 5.02(c)(xi).

“Related Period” means the preceding fiscal quarter, fiscal year to date, or the preceding fiscal year, as applicable.

“Requirement of Law” means, as to any Person, any law (statutory or common), treaty, rule or regulation or determination of an arbitrator or of a Governmental Authority, in each case applicable to or binding upon the Person or any of its property or to which the Person or any of its property is subject.

“Restricted Investment” means any Investment that is not a Permitted Investment.

“Restricted Payment” means:

(a) any dividend or other distribution declared or paid on account of any Equity Interests of the Company or any other payment to the Parent or Affiliate thereof, including pursuant to a Management Arrangement or any other arrangement (other than, in the case of payments made by PGL and its Restricted Subsidiaries, amounts payable to the Company, PGL or any Restricted Subsidiary);

(b) any payment to purchase, redeem or otherwise acquire or retire for value any Equity Interest of the Company; or

(c) any Restricted Investment.

“Restricted Subsidiary” means any Subsidiary which at the time of determination is not an Unrestricted Subsidiary.

“SEC” means the United States Securities and Exchange Commission, or any successor agency.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, and its successors.

“Subsidiary” of a Person means any corporation, association, partnership, joint venture, limited liability company, or other business entity of which more than fifty percent (50%) of the voting stock or other Equity Interests (in the case of Persons other than corporations), is owned or controlled directly or indirectly by the Person, or one or more of the Subsidiaries of the Person, or a combination thereof.

“Tax Loss Benefit Amount” at any given time, the amount by which the net taxable income of the Company (or, if the Company is treated as a pass-through entity for U.S. federal, state, or local tax purposes, the net taxable income allocated to the holders of the Company’s equity interests) is reduced by a net operating loss or net capital loss of the Company (or, if the Company is treated as a pass-through entity for U.S. federal, state, or local tax purposes, the net operating losses or net capital losses allocated to the holders of the Company’s equity interests) from a prior taxable year (or allocated to the holders of the Company’s equity interests in a prior taxable year, as applicable) carried forward to the applicable taxable year; provided, that for such purpose the amount of any such net operating loss or net capital loss shall be used only once and in each case shall be carried forward to the next succeeding taxable year until so used. For purposes of calculating the Tax Loss Benefit Amount, the proportionate part of the items of taxable income, gain, deduction, or loss (including capital gain or loss) of any Subsidiary of the Company that is a treated as a pass-through entity for U.S. federal, state, or local tax purposes shall be included in determining the amount of net operating loss or net capital loss of the Company.

“Transactions” means the transactions contemplated by the Merger Agreement.

“Unrestricted Subsidiary” means any Subsidiary of PGL that, at or prior to the time of determination, shall have been designated by the Managers of the Company as an Unrestricted Subsidiary and each subsidiary of such Subsidiary; provided, that neither such Subsidiary nor any of its subsidiaries holds any Indebtedness or capital stock of, or any Lien on any assets of, PGL or any Restricted Subsidiary. If, at any time, any Unrestricted Subsidiary would fail to meet the foregoing requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of this Note and any Indebtedness of such Subsidiary shall be deemed to be incurred by a Restricted Subsidiary as of such date. The Managers of the Company may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, that such designation shall be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation shall only be permitted if (i) such Indebtedness is permitted under the Consolidated Leverage Ratio test set forth in Section 5.02(b) calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period, and (ii) no Default or Event of Default would be in existence following such designation. PGL shall be deemed to make an Investment in each Subsidiary designated as an Unrestricted Subsidiary immediately following such designation in an amount equal to the fair market value of the Investment in such Subsidiary and its subsidiaries immediately prior to such designation. Any such designation by the Managers of the Company shall be evidenced to the Holder by filing with the Holder a certified copy of the resolution of the Managers giving effect to such designation and an officer’s certificate certifying that such designation complies with the foregoing conditions and is permitted by this Note.

“Venture” means any casino, hotel, casino/hotel, resort, resort/hotel, retail, residential, riverboat, riverboat/dockside casino, horse racing track, entertainment center or similar facility (or any site or proposed site for any of the foregoing), and any and all reasonably related businesses necessary for, in support, furtherance or anticipation of and/or ancillary to or in preparation for, any such business, including off-track betting facilities and golf courses.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years (rounded to the nearest one-twelfth) obtained by dividing (i) the then outstanding principal amount of such Indebtedness into (ii) the total of the product obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that shall elapse between such date and the making of such payment.

“Wholly Owned Subsidiary” means a Subsidiary of PGL all the Equity Interests of which (other than directors’ qualifying shares) is owned directly or indirectly by PGL; provided, that the term Wholly Owned Subsidiary shall exclude Unrestricted Subsidiaries.

ARTICLE II

REPAYMENT; INTEREST; COLLATERAL

2.01 Repayment. The Company agrees to pay the outstanding principal amount of the Loan, together with all accrued and unpaid interest, on the Maturity Date. Principal amounts prepaid under this Note may not be reborrowed.

2.02 Calculation and Payment of Interest.

(a) Interest shall accrue on the outstanding principal balance hereof at a per annum rate equal to (i) from the Issue Date to but excluding the first anniversary of the Issue Date, zero percent (0.00%), (ii) from the first anniversary of the Issue Date to but excluding the second anniversary of the Issue Date, six percent (6.00%), (iii) from the second anniversary of the Issue Date to but excluding the third anniversary of the Issue Date, eight percent (8.00%), and (iv) from and after the third anniversary of the Issue Date, ten percent (10.00%). Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

(b) Any adjustment to the Principal Amount made pursuant to the Merger Agreement other than adjustments resulting from Contingent Merger Consideration and adjustments pursuant to pay-in-kind interest on this Note shall result in an adjustment to accrued interest under this Note retroactive to the Issue Date. Adjustments to the Principal Amount resulting from Contingent Merger Consideration shall bear interest from and after the date on which such amount is determined pursuant to Section 2.6(f) of the Merger Agreement.

(c) Interest shall be payable-in-kind on the outstanding principal amount of this Note. On May 20, 2014 and each May 20 and November 20 thereafter, accrued and unpaid interest shall be added to the principal amount of this Note without further action on the part of the Company or the Holder.

2.03 Optional Prepayments. The Company may prepay the Loan at any time, in whole or in part, without premium or penalty.

2.04 Mandatory Prepayments. The Company shall repay all outstanding Obligations on the date on which a Change of Control shall occur, unless the Holder otherwise agrees in writing prior to the occurrence of such Change of Control.

2.05 Default Interest. Following the occurrence and during the continuance of an Event of Default, the outstanding principal amount of this Note at such time shall bear interest at a default rate equal to two percent (2%) above the per annum rate otherwise applicable hereunder.

2.06 Payments by the Company.

(a) All payments made by the Company on account of principal, interest, and any other amounts required hereunder shall be made to the Holder in Dollars and in immediately available funds, no later than 5:00 p.m. (New York time) on the date or dates specified herein. Any payment which is received by the Holder later than 5:00 p.m. (New York time) shall be deemed to have been received on the immediately succeeding Business Day and any applicable interest shall continue to accrue.

(b) Whenever any payment hereunder shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of interest.

2.07 Security. The obligations of the Company under this Note shall be secured by the Collateral pursuant to the Pledge Agreement. Concurrently with the execution and delivery of this Note, Holdings shall execute and deliver to the Holder the Pledge Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

The Company represents and warrants to the Holder that as of the date hereof:

3.01 Existence and Power. The Company is duly organized and validly existing under the laws of its state of organization. The Company is in compliance with all Requirements of Law applicable to the Company, except as would not be reasonably expected to have a Material Adverse Effect. The execution, delivery and performance of this Note by the Company are within the Company’s limited liability company power and authority.

3.02 Corporate Authorization. The execution, delivery and performance of this Note by the Company will not (a) conflict with or violate the Organizational Documents of the Company, (b) violate any Requirement of Law or any order of any court or other agency or government, in any such case, in any material respect, (c) result in a breach of or constitute a default by the Company under any Contractual Obligation, except as would not be reasonably expected to have a Material Adverse Effect, or (d) result in the creation or imposition of any Lien on any of the property or assets of the Company.

3.03 Governmental Authorizations and Third Party Consents. No consent or approval of any Governmental Authority or any third party is required for the execution, delivery and performance by the Company of this Note or the transactions contemplated hereby.

3.04 Binding Effect. The execution and delivery of this Note and the other Loan Documents and the consummation of the transactions contemplated herein and therein have been duly authorized by all necessary limited liability company power of the Company. This Note has been duly executed and delivered and constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, or similar laws affecting the enforcement of creditors’ rights generally, or by equitable principles relating to enforceability.

3.05 Litigation. There are no actions, suits, proceedings, claims, disputes or investigations pending, or to the best knowledge of the Company, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, against or affecting the Company or any of its assets or with respect to this Note or any of the other Loan Documents.

3.06 Judgments. No judgment, decree or order of any Governmental Authority has been issued against the Company which has or may have any Material Adverse Effect on the business or condition of the Company.

3.07 No Default. No Default or Event of Default exists.

ARTICLE IV

AFFIRMATIVE COVENANTS

The Company covenants and agrees that, so long as the Loan or any other Obligation shall remain unpaid or unsatisfied, unless the Holder waives compliance in writing:

4.01 Financial Statements. The Company on behalf of PGL shall furnish or cause to be furnished to the Holder, within fifteen (15) days after PGL is or would have been required to file such with the SEC, all quarterly and annual financial information that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K if PGL were required to file such Forms, including for each a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, with respect to the annual information only, a report thereon by PGL’s independent certified public accountants. The Company on behalf of PGL shall furnish or cause to be furnished to the Holder, within three (3) days after PGL is or would have been required to file such with the SEC, all current reports that would be required to be contained in a filing with the SEC on Form 8-K if PGL were required to file such Forms. Notwithstanding the foregoing, the Company will be deemed to have furnished such reports if it or PGL has filed or furnished such reports with the SEC via the EDGAR filing system and such reports are publicly available.

4.02 Preservation of Corporate Existence. Subject to the terms hereof, the Company shall do or cause to be done all things necessary to preserve and keep in full force and effect (a) its limited liability company existence in accordance with its Organizational Documents (as the same may be amended from time to time) and (b) except as would not reasonably be expected to have a Material Adverse Effect, the rights (charter and statutory), licenses and franchises of the Company.

4.03 Taxes. The Company shall pay, prior to delinquency, all taxes, assessments, and governmental levies except such as are contested in good faith and by appropriate proceedings or where the failure to effect such payment would not reasonably be expected to have a Material Adverse Effect.

4.04 Compliance with Laws. The Company shall comply in all material respects with all Requirements of Law, except as would not reasonably be expected to have a Material Adverse Effect.

ARTICLE V

NEGATIVE COVENANTS

The Company hereby covenants and agrees that, so long as any portion of the Loan or other Obligation shall remain unpaid or unsatisfied, unless the Holder waives compliance in writing:

5.01 Restrictions on Activities of the Company. The Company shall not (a) hold any material assets other than the Equity Interests of PGL (or any successor to PGL permitted by Section 5.04(b)), cash and Cash Equivalents or (b) become liable for any material obligations, except for (i) obligations pursuant to or in connection with the Merger Agreement and (ii) obligations under this Note and the other Loan Documents.

5.02 Limitation on Indebtedness.

(a) The Company shall not create, incur, issue, assume, guaranty, suffer to exist, or otherwise become or remain directly or indirectly liable with respect to, contingently or otherwise, any Indebtedness, except:

(i) the Obligations pursuant to this Note and the other Loan Documents;

(ii) a pledge of stock of PGL given by the Company to secure obligations of PGL and its Subsidiaries; and

(iii) Indebtedness arising from judgments or decrees in an aggregate principal amount outstanding at any time not to exceed the amount set forth in Section 6.01(f).

(b) The Company shall not permit PGL or any of its Restricted Subsidiaries to incur any Indebtedness; provided, that PGL and the Restricted Subsidiaries may incur Indebtedness if (i) no Default or Event of Default shall have occurred and be continuing at the time of, or would occur after giving effect on a pro forma basis, to such incurrence or issuance, and (ii) the Consolidated Leverage Ratio for PGL’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred would have been not greater than 5.25 to 1.00 determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred at the beginning of such four-quarter period.

(c) Notwithstanding the foregoing, the foregoing limitations shall not prohibit the incurrence of:

(i) Indebtedness under the Debt Facilities; provided, that the aggregate principal amount of Indebtedness so incurred on any date, together with all other Indebtedness incurred pursuant to this clause (i) and outstanding on such date, shall not exceed the greater of (A) $1.0 billion and (B) the amount of Debt Facilities described in clauses (a) and (b) of the definition thereof outstanding on the Issue Date (assuming that any revolving credit commitment is fully funded), minus any permanent commitment reduction thereof, minus, without duplication, an amount equal to the aggregate amount of Net Proceeds from Asset Sales that are applied (excluding temporary applications pursuant to Section 5.06(c)) to repay Indebtedness pursuant to Section 5.06(a)(iii)(C);

(ii) FF&E Financing and Indebtedness represented by Capital Lease Obligations, mortgage financings or other Purchase Money Obligations; provided, that the aggregate principal amount of such Indebtedness (including any Refinancing Indebtedness and any other Indebtedness incurred to repay, redeem, discharge, retire, defease, refund, refinance or replace any Indebtedness pursuant to this clause (ii)) outstanding at any time (excluding any Gaming FF&E Financing incurred pursuant to this clause (ii)) does not exceed $20.0 million;

(iii) Indebtedness solely in respect of bankers acceptances, letters of credit, payment obligations in connection with self-insurance or similar requirements, security for workers’ compensation claims, appeal bonds, surety bonds, insurance obligations or bonds, and performance bonds, and similar bonds or obligations, all incurred in the ordinary course of business (including, without limitation, to maintain any license or permits) in accordance with customary industry practices;

(iv) Indebtedness of PGL and/or the Restricted Subsidiaries under Interest Rate Agreements, provided, that the obligations under such agreements were entered into in connection with payment obligations on Indebtedness otherwise permitted by the terms of this Section 5.02;

(v) Indebtedness of PGL or any Restricted Subsidiary owed to and held by PGL or another Restricted Subsidiary; provided, that any subsequent issuance or transfer of any Equity Interests that results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary, or any transfer of such Indebtedness (other than to PGL or another Restricted Subsidiary), shall be deemed, in each case, to constitute the incurrence of such Indebtedness by PGL or such Restricted Subsidiary, as the case may be;

(vi) Indebtedness outstanding on the Issue Date;

(vii) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business;

(viii) the accrual of interest, the accretion or amortization of original issue discount and the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms;

(ix) fair value adjustments to the amount of Indebtedness;

(x) Indebtedness arising from agreements for indemnification, adjustment of purchase price or similar obligations, in each case, incurred in connection with the disposition of any business or assets of PGL or any of the Restricted Subsidiaries; provided, that the maximum aggregate liability in respect of all such Indebtedness shall at no time exceed the gross proceeds actually received by PGL or the Restricted Subsidiary in connection with such disposition;

(xi) Indebtedness issued in exchange for, or the proceeds of which are substantially contemporaneously used to extend, repay, redeem, discharge, refinance, renew, replace, or refund (collectively, “Refinance”), Indebtedness incurred pursuant to the Consolidated Leverage Ratio test set forth in the immediately preceding paragraph, Section 5.02(c)(vi) above, this clause (xi) or Section 5.02(c)(xiii) below (the “Refinancing Indebtedness”); provided, that (a) the principal amount of such Refinancing Indebtedness does not exceed the principal amount of Indebtedness so Refinanced (plus any required premiums and out-of-pocket expenses reasonably incurred in connection therewith) and (b) the Refinancing Indebtedness has (1) a final scheduled maturity that equals or exceeds the final stated maturity of the Indebtedness being Refinanced, and (2) a Weighted Average Life to Maturity that is equal to or greater than the Weighted Average Life to Maturity of the Indebtedness being Refinanced;

(xii) guarantees by Restricted Subsidiaries of Indebtedness of any Restricted Subsidiary or the Company or guarantees by the Company of Indebtedness of any Restricted Subsidiaries if the Indebtedness so guaranteed is permitted under another provision of this Section 5.02; and

(xiii) Indebtedness not otherwise permitted by clauses (i) through (xii) of this Section 5.02 in an aggregate outstanding principal amount for all Indebtedness incurred in reliance on this clause (xiii), as of the date of such incurrence and after giving pro forma effect to such incurrence, not to exceed $30.0 million.

Upon each incurrence of Indebtedness, if such Indebtedness could have been incurred under more than one provision of this Section 5.02, (i) the Company may designate which provision of this Section 5.02 such Indebtedness is being incurred pursuant to, (ii) the Company may subdivide an amount of Indebtedness and designate more than one provision pursuant to which such amount of Indebtedness is being incurred and shall be permitted to classify such item of Indebtedness on the date of its incurrence, or later reclassify, all or a portion of such item of Indebtedness, in any manner that complies with this Section 5.02, and (iii) such Indebtedness shall not be deemed to have been incurred or outstanding under any other provision of this Section 5.02; provided, that (a) all incurrences of Indebtedness under the Debt Facilities outstanding on the Issue Date shall be deemed to have been incurred pursuant to Section 5.02(c)(i) above and (b) all other Indebtedness outstanding on the Issue Date shall be deemed to have been incurred pursuant to Section 5.02(c)(vi) above.

5.03 Limitation on Liens.

(a) The Company shall not, directly or indirectly, make, create, incur, assume or suffer to exist any Lien upon or with respect to any part of its assets, whether now owned or hereafter acquired, other than the following (collectively, the “Permitted Liens”):

(i) any Lien created under any Loan Document;

(ii) a pledge of stock of PGL given by the Company to secure obligations of PGL and its Subsidiaries;

(iii) Liens for taxes, assessments, and other governmental charges or levies (A) not yet due or as to which the period of grace, if any, related thereto has not expired, or (B) which are being contested in good faith and by appropriate proceedings if adequate reserves are maintained to the extent required by GAAP;

(iv) attachments, judgments and other similar Liens arising in connection with court proceedings; provided, that the execution or other enforcement of such Liens is effectively stayed and claims secured thereby are being actively contested in good faith by appropriate proceedings; and

(v) Liens in favor of financial institutions in the ordinary course of business in connection with, and which solely encumber deposit or securities accounts maintained with such financial institutions on funds and other items in such accounts.

Nothing in this Section 5.03(a) shall limit liens on any entity other than the Company (including PGL and its Subsidiaries).

(b) The Company shall not permit PGL or any of its Subsidiaries, directly or indirectly, to make, create, incur, assume or suffer to exist any Lien upon or with respect to any part of its assets, whether now owned or hereafter acquired, to secure any obligations of Parent or its Subsidiaries (other than the Company or any of its Subsidiaries, including, for the avoidance of doubt, PGL and its Subsidiaries).

5.04 Consolidations and Mergers.

(a) The Company shall not consolidate or merge with or into (regardless of whether the Company is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions to, any other Person, unless:

(i) the Person formed by or surviving any such consolidation or merger (if other than the Company) or the Person to which such sale, assignment, transfer, lease, conveyance or other disposition has been made assumes all the Obligations of the Company under this Note, and the Person(s) owning all of the Equity Interests in such Person assume(s) the obligations of Holdings under the Guaranty and the Pledge Agreement pursuant to documentation in a form reasonably satisfactory to the Holder;

(ii) immediately after giving effect to such transaction no Default or Event of Default exists; and

(iii) such transaction would not result in the loss or suspension or material impairment of any gaming license unless a comparable replacement gaming license is effective prior to or simultaneously with such loss, suspension or material impairment.

In the event of any transaction (other than a lease or a transfer of less than all of the Company’s assets) described in and complying with the conditions specified in this Section 5.04 in which such Company is not the surviving Person, such surviving Person or transferee shall succeed to, and be substituted for, and may exercise every right and power of, the Company under, and the Company shall be discharged from its Obligations under this Note with the same effect as if such successor Person had been named as the Company herein on the date hereof.

(b) The Company shall not permit PGL to consolidate or merge with or into (regardless of whether PGL is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions to, any other Person, unless:

(i) either (A) PGL is the surviving Person or (B) the Person formed by or surviving any such consolidation or merger (if other than PGL) or to which such sale, assignment, transfer, lease, conveyance or other disposition has been made is a corporation organized and existing under the laws of the United States of America, any state thereof or the District of Columbia;

(ii) immediately after giving effect to such transaction on a pro forma basis, no Default or Event of Default exists;

(iii) such transaction would not result in the loss or suspension or material impairment of any gaming license unless a comparable replacement gaming license is effective prior to or simultaneously with such loss, suspension or material impairment; and

(iv) PGL, or any Person formed by or surviving any such consolidation or merger, or to which such sale, assignment, transfer, lease, conveyance or other disposition has been made:

(1) would be permitted, at the time of such transaction and after giving pro forma effect thereto as if such transaction had occurred at the beginning of the applicable four-quarter period, to incur at least $1.00 of additional Indebtedness pursuant to the Consolidated Leverage Ratio test set forth in Section 5.02(b); or

(2) would have a Consolidated Leverage Ratio, at the time of such transaction and after giving pro forma effect thereto as if such transaction had occurred at the beginning of the applicable four-quarter period, at least equal to the Consolidated Leverage Ratio for PGL and its Restricted Subsidiaries immediately prior to such transaction.

5.05 Restricted Payments. The Company shall not, and shall not permit PGL or any of its Restricted Subsidiaries to, directly or indirectly, declare or make any Restricted Payments; provided, that the foregoing shall not prohibit:

(a) for so long as the Company is treated as a pass-through entity for United States federal income tax purposes or included in the same consolidated federal income tax return as the member of the Company, the Company shall be permitted to make dividends and distributions to the member of the Company, in an amount not to exceed the amount of the Permitted Tax Distribution for the Related Period;

(b) Restricted Payments made pursuant to Management Arrangements in an amount not to exceed the sum of (i) 2.0% of consolidated net revenue of PGL plus (ii) 5.0% of Consolidated EBITDA of PGL;

(c) other Restricted Payments not to exceed $10.0 million in any twelve consecutive month period; and

(d) additional Restricted Payments if at the time such Restricted Payment is made the Consolidated Leverage Ratio is less than 5.25 to 1.00.

5.06 Asset Sales.

(a) The Company shall not permit PGL or any of its Restricted Subsidiaries to make any Asset Sale unless:

(i) PGL or such Restricted Subsidiary receives consideration at the time of such Asset Sale not less than the fair market value of the assets subject to such Asset Sale (as determined by PGL’s Managers in good faith);

(ii) at least 75% of the consideration for such Asset Sale is in the form of either (A) cash or Cash Equivalents or liabilities of PGL or any Restricted Subsidiary that are assumed by the transferee of such assets (provided, that following such Asset Sale, there is no further recourse to PGL or the Restricted Subsidiaries or PGL and the Restricted Subsidiaries are fully indemnified with respect to such liabilities; provided, further, that the 75% limitation set forth in this clause (ii) of this Section 5.06(a) shall not apply to any proposed Asset Sale for which an independent certified accounting firm has certified to the Managers of PGL and the Holder that the after-tax cash portion of the consideration to be received by PGL or such Restricted Subsidiary in such proposed Asset Sale is equal to or greater than what the net after-tax cash proceeds would have been had such proposed Asset Sale complied with the 75% limitation set forth in this clause (ii) of this paragraph), or (B) assets of the type described in clause (iii)(A) of this Section 5.06(a) below; and

(iii) within 360 days of such Asset Sale, the Net Proceeds thereof are (A) invested in assets related to or useful in the business of PGL and/or the Restricted Subsidiaries, (B) applied to repay Indebtedness under Purchase Money Obligations incurred in connection with the assets so sold, (C) applied to repay Indebtedness under the Debt Facilities with a permanent reduction of the commitment thereunder in the principal amount so repaid, or (D) to the extent not used as provided in clauses (A), (B), (C) or any combination thereof, applied to repay the Loan.

(b) All Net Proceeds from an Event of Loss shall be used as follows: (1) first, PGL may use such net cash proceeds to the extent necessary to rebuild, repair, replace or restore the assets subject to such Event of Loss with comparable assets and (2) to the extent any Net Proceeds from an Event of Loss are not used as described in the preceding clause (1), all such remaining Net Proceeds shall be reinvested or used as provided in the immediately preceding Section 5.06(a)(iii).

(c) Pending the final application of any Net Proceeds, PGL may temporarily reduce Indebtedness under the Debt Facilities or temporarily invest such Net Proceeds in Cash Equivalents.

5.07 Transactions with Affiliates.

(a) The Company shall, and shall cause each of its direct and indirect Subsidiaries not to, directly or indirectly, sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into any contract, agreement, understanding, loan, advance or guaranty with, or for the benefit of, any Affiliate of the Company (each of the foregoing, an “Affiliate Transaction”), except for transactions conducted in good faith and on terms that are no less favorable to such Subsidiary than those that would have been obtained in a comparable transaction at such time by such Subsidiary on an arm’s length basis from a Person that is not an Affiliate of the Company.

(b) Notwithstanding the foregoing, the following shall be deemed not to be Affiliate Transactions:

(i) transactions between or among the Company and/or any or all of its Subsidiaries;

(ii) Restricted Payments permitted by Section 5.05;

(iii) the Management Arrangements and management fees and other payments made pursuant thereto;

(iv) reasonable and customary compensation (including directors’ fees) paid to, and indemnity and customary employee benefit arrangements (including directors’ and officer’s liability insurance) provided for the benefit of, any director, officer, employee or consultant of the Company and its Subsidiaries, in each case entered into in the ordinary course of business and for services provided to the Company and its Subsidiaries, as determined in good faith by the Managers of the Company and its Subsidiaries; and

(v) any agreement or arrangement as in effect on the date hereof among the Company or any of its Subsidiaries, on the one hand, and any officers or managers thereof and/or any Affiliates of the Company, on the other hand (without giving effect to any amendment or supplement thereto or modification thereof, except for any such amendment, supplement, modification or replacement agreement that is not more disadvantageous to the Holder in any material respect than the original agreement thereof as in effect on the date hereof), and any transactions contemplated thereby.

5.08 Margin Stock. The Company shall not use any portion of the Loan proceeds, directly or indirectly, (a) to purchase or carry Margin Stock, (b) to extend credit for the purpose of purchasing or carrying any Margin Stock, or (c) to acquire any security in any transaction that is subject to Section 13 or 14 of the Exchange Act.

5.09 Status as Investment Company. The Company shall not be required to register as an “investment company” (as that term is defined in the Investment Company Act) or become subject to regulation under the Investment Company Act.

ARTICLE VI

EVENTS OF DEFAULT

6.01 Event of Default. Each of the following shall constitute an “Event of Default” as such term is used herein and in the other Loan Documents:

(a) the Company defaults in the payment of principal on this Note when the same becomes due and payable at maturity, by acceleration or otherwise and such default continues for a period of 2 Business Days;

(b) the Company fails to comply with Section 5.04;

(c) the Company fails to comply with any of its other agreements or covenants in this Note (other than as set forth in clause (a) or (b) of this Section 6.01), or the other Loan Documents and such failure continues for 30 days after written notice thereof has been given to the Company by the Holder, such notice to state that it is a “Notice of Default”;

(d) any representation or warranty by the Company made in any Loan Document shall prove to have been false or misleading in any material respect as of the date on which such representation or warranty was made or deemed made;

(e) the obligations under any Indebtedness of PGL or its Restricted Subsidiaries, in each case, in excess of $15.0 million, shall have been accelerated by the respective trustee or agent thereunder or the holders of such Indebtedness;

(f) a final non-appealable judgment or judgments for the payment of money (other than to the extent of any judgment as to which a reputable insurance company has accepted liability) is or are entered by a court or courts of competent jurisdiction against the Company or any of its Subsidiaries and such judgment or judgments are not discharged, bonded or stayed within 60 days after entry; provided, that the aggregate of all such judgments exceeds $15.0 million;

(g) the Guaranty ceases to be in full force and effect or shall be held in any judicial proceeding to be unenforceable or invalid or is declared null and void (other than in accordance with the terms of the Guaranty) or Holdings denies or disaffirms its obligations under the Guaranty or the Pledge Agreement (in each case, other than by reason of the repayment of the Obligations or the release of the Guaranty and/or the Pledge Agreement in accordance with its terms);

(h) (i) any event of default under the Pledge Agreement (after giving effect to any applicable grace periods, applicable notice periods, waivers or amendments) or (ii) a material breach of representation or warranty made by the Company or Holdings in this Note or any other Loan Documents to which it is a party and, in each case, such event of default or breach continues for a period of 30 days after written notice is given to the Company by the Holder;

(i) the Pledge Agreement ceases to be in full force and effect or ceases to give the Holder substantially all of the Liens, rights, powers or privileges purported to be created thereby, or the Pledge Agreement is declared null and void, or Holdings denies that it has any further liability under the Pledge Agreement or gives notice to such effect (in each case other than by reason of repayment of the Obligations or in accordance with the terms of the Pledge Agreement) and the continuance of such failure for a period of 30 days after written notice is given to the Company by the Holder;

(j) the Company pursuant to or within the meaning of any Bankruptcy Law:

(i) commences a voluntary case,

(ii) consents to the entry of an order for relief against it in an involuntary case,

(iii) consents to the appointment of a custodian of it or for all or substantially all of its property,

(iv) makes a general assignment for the benefit of its creditors, or

(v) admits in writing its inability to pay debts as the same become due; and

(k) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(i) is for relief against the Company in an involuntary case,

(ii) appoints a custodian of the Company or for all or substantially all of its property, or

(iii) orders the liquidation of the Company,

and the order or decree remains unstayed and in effect for 60 days.

6.02 Acceleration. If an Event of Default (other than an Event of Default specified in clause (j) or (k) of Section 6.01) occurs and is continuing, the Holder by written notice to the Company may declare the outstanding principal of and any accrued interest on this Note to be due and payable. Upon such declaration, the principal and interest shall be due and payable immediately. If an Event of Default specified in clause (j) or (k) of Section 6.01 occurs, this Note shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the Holder. At any time after a declaration of acceleration, but before a judgment or decree for payment of the money due has been obtained by the Holder, such declaration of acceleration and its consequences may, at the Holder’s option, be rescinded and annulled if all Events of Default, other than the non-payment of principal of and interest on this Note that have become due solely by such declaration or occurrence of acceleration, have been cured or waived.

6.03 Other Remedies. If an Event of Default occurs and is continuing, the Holder may pursue any available remedy to collect the payment of principal and interest on this Note or to enforce the performance of any provision of this Note or the other Loan Documents. A delay or omission by the Holder in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. All remedies are cumulative to the extent permitted by law.

ARTICLE VII

MISCELLANEOUS

7.01 Amendment. This Note may not be changed, waived, discharged or terminated orally, but only by an instrument or instruments in writing signed by the party against which enforcement of the change, waiver, discharge or termination is asserted.

7.02 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if properly addressed: (a) if delivered personally, by commercial delivery service or by facsimile (with confirmation of receipt, with copies by overnight courier service or certified mail (return receipt requested)), on the day of delivery; (b) if delivered by registered or certified mail (return receipt requested), three (3) Business Days after mailing, or (c) if delivered by e-mail (with confirmation of receipt), on the day of delivery. Notices shall be deemed to be properly addressed to the Company or the Holder, as applicable, if addressed to the following addresses (or at such other address for such Person as shall be specified by like notice):

(a)	if to the Company, to:

Boyd Acquisition II, LLC

c/o Boyd Gaming Corporation

3883 Howard Hughes Parkway, 9th Floor

Las Vegas, NV 89169

Attention: Josh Hirsberg

Telephone: (702) 792-7234

E-mail: joshhirsberg@boydgaming.com

Facsimile: (702) 792-7214

and

Attention: Brian A. Larson, Esq.

Telephone: (702) 792-7281

E-mail: brianlarson@boydgaming.com

Facsimile: (702) 696-1114

(b)	if to the Holder, to:

Peninsula Gaming Partners, LLC

10250 Constellation Blvd., Suite 2230

Los Angeles, CA 90067

Attention: M. Brent Stevens

Telephone: (424) 281-0700

E-mail: brent.stevens@peninsulagaming.com

Facsimile: (424) 281-0710

and

Attention: Christian Morris

Telephone: (424) 281-0700

E-mail: cmorris@peninsulagaming.com

Facsimile: (424) 281-0710

Notices sent by multiple means, each of which is in compliance with the provisions of this Note, shall be deemed to have been received at the earliest time provided for in this Section 7.02.

7.03 Successors and Assigns. This Note shall be binding upon and inure to the benefit of the Company and the Holder and each of their respective permitted successors and assigns (if any). Except as permitted by Section 5.04, neither the Company nor the Holder may assign any of its rights or delegate any of its obligations under this Note without the prior written consent of the other party.

7.04 Facsimile Delivery. Any signature page delivered by facsimile or electronic image transmission shall be binding to the same extent as an original signature page. If the Company delivers its signature page by facsimile or electronic image transmission, the Company shall deliver an original of this Note to the Holder.

7.05 Severability. In the event that any term, covenant, restriction or other provision of this Note or the application thereof becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of the terms, covenants, restrictions and other provisions of this Note will continue in full force and effect and the application of such terms, covenants, restrictions and other provisions will be reformed, construed and enforced in such jurisdiction as if such illegal, void or unenforceable term, covenant, restriction or other provision or any portion thereof had never been contained herein. The Company and the Holder further agree to replace such void or unenforceable provision of this Note with a valid and enforceable provision that will achieve, to the greatest extent possible, the economic, business and other purposes of such void or unenforceable provision, as agreed upon in good faith by the Company and the Holder.

7.06 Headings. The article headings and the section and subsection captions used in this Note are for reference purposes only and shall not affect in any way the meaning or interpretation of this Note.

7.07 Relationship Between Parties. Nothing contained in this Note shall be deemed or construed as creating a joint venture or partnership between the Company and the Holder. The Holder will have no recourse to the stock or assets of Parent or any “Restricted Subsidiary” of Parent within the meaning of the Indentures to which Parent is party. Neither Holdings nor any Subsidiary of Holdings shall be designated as a Restricted Subsidiary under any Indebtedness of Parent or any Restricted Subsidiary of Parent.

7.08 Governing Law; Venue. This Note shall be governed by, and interpreted in accordance with, the laws of the State of New York without regard to any conflicts of laws principles thereof. The Company and by its acceptance of this Note, the Holder, each irrevocably submits to the exclusive jurisdiction of the federal courts sitting in the Borough of Manhattan of the city of New York for the purposes of any action arising out of this Note or any of the transactions contemplated hereby and each of the Company and, by its acceptance of this Note, the Holder, agrees that it will not bring or support any action, whether in law or in equity, in any forum other than the United States District Court for the Southern District of New York (and the appellate courts thereof); provided, however, that if such federal courts do not have jurisdiction over such action, such action shall be heard and determined exclusively in any New York state court sitting in the Borough of Manhattan in the city of New York. The Company and, by its acceptance of this Note, the Holder further agree that service of any process, summons, notice or document hand delivered or sent by U.S. registered mail to such Person’s respective address set forth in Section 7.02 shall be effective service of process for any action in New York with respect to any matters to which it has submitted to jurisdiction as set forth in the immediately preceding sentence. The Company and, by its acceptance of this Note, the Holder irrevocably and unconditionally waive any objection to the laying of venue of any action arising out of this Note or the transactions contemplated hereby in the federal courts sitting in the Borough of Manhattan of the City of New York; provided, however, that, if such federal courts do not have jurisdiction over such action, such action shall be heard and determined exclusively in any New York state court sitting in the Borough of Manhattan in the city of New York, and hereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such action brought in any such court has been brought in an inconvenient forum. The Company and, by its acceptance of this Note, the Holder hereby irrevocably waive any and all right to trial by jury in any legal proceeding arising out of or related to this Note or the transactions contemplated hereby.

7.09 Entire Agreement. This Note and the documents and instruments and other agreements among the parties referenced herein constitute the entire agreement among such parties with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings, both written and oral, among such parties with respect to the subject matter hereof and thereof.

[Signatures on Next Page]

IN WITNESS WHEREOF, the parties hereto have caused this Note to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

Boyd Acquisition II, LLC,
a Delaware limited liability company

By:	/s/ Josh Hirsberg
Name:	Josh Hirsberg
Title:	Treasurer

SIGNATURE PAGE TO SELLER MERGER CONSIDERATION NOTE